Exhibit 8.2

JINGTIAN & GONGCHENG

ATTORNEYS AT LAW

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000 Facsimile: (86-10) 5809-1100

[date], 2010

Via Facsimile and First Class Mail

Anderson & Strudwick, Inc.

707 East Main Street

20th Floor

Richmond, Virginia 23219

China Yuan Hong Fire Control Group Holdings Ltd.

Baisha Meilin Industrial Area

Nan’an City, Fujian Province 362300

Re:	Initial Public Offering of Ordinary Shares of
China Yuan Hong Fire Control Group Holdings Ltd

Ladies and Gentlemen:

We have acted as counsel as to matters of the laws of China, including tax law, to China Yuan Hong File Control Group Holdings Ltd, a Caymans Island company (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (Registration No. 333-168826) and all amendments thereto (as amended, the “Registration Statement”), as originally filed with the Securities and Exchange Commission on August 13, 2010. The Registration Statement relates to the offering of up to 2,500,000 of the Company’s ordinary shares, $.0000066 par value per share.

In connection with this opinion, we have examined the Registration Statement and the prospectus contained therein. We have also examined such documents and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the

Exhibit 8.2

requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon factual statements and factual representations of officers of the Company.

Based upon and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

The statements made in the Registration Statement, under the caption “Taxation – PRC,” to the extent such statements relate to matters of China’s tax law, represent our opinion. This opinion is given under Item 601 of Regulation S-K, as our opinion regarding tax matters. All such statements are based upon laws and relevant interpretations thereof in effect as of the date of the prospectus, all of which are subject to change. Further, there can be no assurance that a court will not take a contrary position.

Our opinions expressed above are limited to the tax laws of the China. We assume no obligation to revise or supplement this letter in the event of any changes in law or fact arising after the date hereof; provided, however, that our opinions set forth in the Registration Statement will be revised, if needed to remain accurate in all material respects as of the effective date of the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the Rules and Regulations of the Securities and Exchange Commission.

Sincerely,

Jingtian & Gongcheng
Attorneys at Law

By:
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